FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

     THIS FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT is made as of June 7, 2007, by and between DELAFIELD FUND, INC., a Maryland corporation (the "Fund") and IXIS ASSET MANAGEMENT DISTRIBUTORS, L.P. (the "Distributor").

                              W I T N E S S E T H:

     WHEREAS, the Fund and Distributor are parties to that certain Distribution Agreement, dated as of September 1, 2005 (the "Distribution Agreement"), pursuant to which the Distributor serves as distributor for the shares of the Fund; and

     WHEREAS, the Fund and Distributor desire to amend the Distribution Agreement to modify the term of the Distribution Agreement.

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Article 15 of the Distribution Agreement is hereby amended by modifying the annual expiration date to June 30 of each successive contract year (each twelve-month period computed from July 1); and

     2. The Distribution Agreement, as expressly amended hereby, shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT as of the day and year first above written.


          DELAFIELD FUND, INC.


          By: /s/ Steven W. Duff
          Name:   Steven W. Duff
          Title:  Principal Executive Officer

          IXIS ASSET MANAGEMENT DISTRIBUTORS, L.P.
          By: IXIS ASSET MANAGEMENT DISTRIBUTION Corp., its general partner.

          By: /s/ John Pelletier
          Name:
          Title: